EXHIBIT 10.6
RPMG
Renewable Products Marketing Group
ETHANOL FUEL
MARKETING AGREEMENT

ETHANOL FUEL MARKETING AGREEMENT
     THIS AGREEMENT, entered into this ___day of June, 2005, by and between RENEWABLE PRODUCTS MARKETING GROUP, LLC, a Minnesota limited liability company, hereinafter referred to as “RENEWABLE PRODUCTS”; and LINCOLNWAY ENERGY, LLC, a Iowa limited liability company, hereinafter referred to as “LINCOLNWAY ENERGY.”
     WITNESSETH:
     WHEREAS, RENEWABLE PRODUCTS is a Minnesota limited liability company formed for the purpose of marketing ethanol for its members and others, and,
     WHEREAS, LINCOLNWAY ENERGY is an Iowa limited liability company formed for the purpose of constructing a plant in Nevada, Iowa for the production of fuel grade ethanol, and,
     WHEREAS, the parties believe that it would be in their mutual best interests for RENEWABLE PRODUCTS to market, sell and distribute all of the ethanol produced by LINCOLNWAY ENERGY at its plant in Nevada, Iowa; and
     WHEREAS, the parties desire to enter into this Agreement, for purposes of setting out the terms and conditions of the business arrangement;
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:
     1. Exclusive Marketing Representative. That if LINCOLNWAY ENERGY constructs a facility for the production of fuel grade ethanol, RENEWABLE PRODUCTS shall, subject to the terms and conditions of this Agreement, be the sole marketing representative for the entire production of said facility. Notwithstanding the foregoing, any ethanol production resulting from future expansion at LINCOLNWAY ENERGY’s ethanol facility in Nevada, Iowa or resulting from LINCOLNWAY ENERGY’s direct or indirect ownership or operation of other ethanol facilities shall not be subject to this Agreement.
     2. Plant Construction/Ethanol Specifications. That LINCOLNWAY ENERGY promises and agrees to proceed, with due diligence, toward the planning, financing and construction of a facility for the production of fuel grade ethanol with a capacity of approximately 50 million gallons per year, and conforming to the specifications described in A.S.T.M. 4806 and such other specifications that may be, from time-to-time, promulgated by the industry for E-Grade denatured fuel ethanol. LINCOLNWAY ENERGY contemplates that said facility will be in production by July, 2006, and will make every good faith effort to begin production by that time. All of the ethanol marketed by RENEWABLE PRODUCTS and sold to its customers will be of merchantable quality and will be fit for its intended purpose. All such fuel grade ethanol will conform to the specifications described in A.S.T.M. 4806 and such other specifications that may be, from time to time, promulgated by the industry for E-Grade denatured fuel ethanol.
     3. Rail and Truck Loading Facilities. That the facility to be constructed and operated by LINCOLNWAY ENERGY, as aforesaid, shall include reasonable and convenient railcar and tank truck access at the facility of a size and design appropriate to handle production of approximately 50 million gallons of ethanol per year. All such railcar and tank truck loading facilities shall meet all industry and governmental safety standards and shall be capable of delivering a minimum design capacity of 800 gallons of product per minute to railcars and/or tank trucks. LINCOLNWAY ENERGY will be solely responsible for all demurrage charges for railcars incurred on its site and for demurrage charges on railcars unable to be delivered at LINCOLNWAY ENERGY’s ethanol facility due to insufficient railcar siding capacity. LINCOLNWAY ENERGY shall provide personnel reasonably needed to load trucks or rail cars at its facility in a timely manner. Demurrage charged to trucks or railcars resulting from operations beyond the control of LINCOLNWAY ENERGY and incurred off-site will not be charged directly to LINCOLNWAY ENERGY.
     4. Storage Capacity. That the facility to be constructed and operated by LINCOLNWAY ENERGY as aforesaid shall have sufficient storage capacity for not less than 10 days ethanol production.
     5. Best Efforts to Market. That since RENEWABLE PRODUCTS shall have the exclusive right to market all the fuel grade ethanol produced by LINCOLNWAY ENERGY during the term of this agreement as described in Section 1 herein, RENEWABLE PRODUCTS promises and agrees to use its best efforts and good faith to market all such fuel grade ethanol; provided, however, that RENEWABLE PRODUCTS’ obligation hereunder shall be excused in case of fire, flood, other natural calamity, labor dispute or any adverse governmental statute, regulations or decree (including any court order or decree), directly affecting RENEWABLE PRODUCTS ability to market products.
     6. Risk of Loss. That RENEWABLE PRODUCTS will be responsible for the marketing (subject to the terms of this agreement) of all such fuel grade ethanol produced by LINCOLNWAY ENERGY as described in Section 1 herein, from the time the common carrier or customer takes custody of the product at LINCOLNWAY ENERGY’s facility in either a railcar and/or tank truck. In addition, RENEWABLE PRODUCTS shall bear the risk of loss for all such products that have been accepted for shipment by the common carrier.
     7. Specific Marketing Tasks. RENEWABLE PRODUCTS shall be totally responsible for the marketing, sale and delivery of all the ethanol production from LINCOLNWAY ENERGY’s facility during the term of this agreement, including, but not limited to:
▪	Obtaining sufficient railcar, tank trucks and other transport as may be needed to handle said production;

▪	Negotiating the rates and tariffs to be charged for delivery of such production to the customer;

▪	Promoting and advertising the sale of fuel grade ethanol as appropriate;

▪	Ascertaining that such production is delivered where contracted and intended;

▪	Handling all purchase agreements with consumers and any complaints in connection therewith; and

▪	Collecting all accounts and undertaking any legal collection procedures as may be necessary.
     8. Negotiation of Ethanol Price. RENEWABLE PRODUCTS will use its best efforts to obtain the best price for all fuel grade ethanol sold by it pursuant to the terms of this Agreement. Within six (6) months of anticipated start-up operations, LINCOLNWAY ENERGY shall inform RENEWABLE PRODUCTS whether its ethanol will be marketed under the pooling or non-pooling ethanol marketing arrangement described in this Agreement. Upon expiration of the Initial Term of this Agreement and in the event the Agreement is renewed, RENEWABLE PRODUCTS shall consult with LINCOLNWAY ENERGY to compare and discuss the ethanol marketing results produced by the pooling or non-pooling arrangement selected by LINCOLNWAY ENERGY prior to commencement of operations and LINCOLNWAY ENERGY shall elect whether to begin or continue using either the pooling or non-pooling ethanol marketing arrangement for the duration of the Renewal Term.
     9. Ethanol Marketing Under Pooling Arrangement. Notwithstanding that LINCOLNWAY ENERGY is not currently a member of RENEWABLE PRODUCTS, at the direction of LINCOLNWAY ENERGY, RENEWABLE PRODUCTS shall market the ethanol production of LINCOLNWAY ENERGY under the pooling arrangement maintained by the members of RENEWABLE PRODUCTS. Under such pooling arrangement, LINCOLNWAY ENERGY will pay RENEWABLE PRODUCTS $.0100 (one cent) per gallon for each gallon of ethanol sold by RENEWABLE PRODUCTS to the pool for the account of LINCOLNWAY ENERGY. Payment of the ethanol selling price shall be made by RENEWABLE PRODUCTS to LINCOLNWAY ENERGY as follows:
     (a) The Actual Price for Ethanol Sold to RENEWABLE PRODUCTS by LINCOLNWAY ENERGY. RENEWABLE PRODUCTS agrees to pay LINCOLNWAY ENERGY a price for all ethanol sold to RENEWABLE PRODUCTS by LINCOLNWAY ENERGY under this Agreement that is equal to the “Actual Pooled Netback Ethanol Selling Price,” as defined in this Section 9. For purposes of this Agreement, the Actual Pooled Netback Ethanol Selling Price will be calculated as follows:
     (i) The Estimated Delivered Ethanol Selling Price. Each week, RENEWABLE PRODUCTS shall calculate the estimated delivered ethanol selling price per gallon of all of the LINCOLNWAY ENERGY ethanol that RENEWABLE PRODUCTS sells to its customers through operation of the ethanol pool. This amount will hereinafter be referred to as the “Estimated Delivered Ethanol Selling Price.”
     (ii) The Pooled Average Delivered Ethanol Selling Price. Based upon the Estimated Delivered Ethanol Selling Price calculated for each pool participant, RENEWABLE PRODUCTS shall calculate the Pooled Average Delivered Ethanol Selling Price which shall be a weighted average of each pool participant’s Estimated Delivered Ethanol Selling Price averaged in direct proportion to the volume of ethanol supplied to the pool by each pool participant for the week in which the estimate is calculated.
     (iii) The Deduction for Estimated Direct Ethanol Distribution Expense. Each week, RENEWABLE PRODUCTS shall calculate the estimated distribution expenses directly incurred in connection with distributing the ethanol sold under this Agreement for the account of LINCOLNWAY ENERGY (the “Estimated Direct Ethanol Distribution Expense”). The Estimated Direct Ethanol Distribution Expense will include, but not necessarily be limited to, all of RENEWABLE PRODUCTS’ transportation costs, rail car costs, throughput costs, storage costs, demurrage at unloading locations, inventory costs and other distribution costs directly incurred in connection with distributing the ethanol sold under this Agreement for the account of LINCOLNWAY ENERGY.
     (iv) The Pooled Average Direct Ethanol Distribution Expense. Based upon the Estimated Direct Ethanol Distribution Expense calculated for each pool participant, RENEWABLE PRODUCTS shall calculate the Pooled Average Direct Ethanol Distribution Expense which shall be a weighted average of each pool participant’s Estimated Direct Ethanol Distribution Expense averaged in direct proportion to the volume of ethanol supplied to the pool by each pool participant for the week in which the estimate is calculated.
     (v) The Estimated Pooled Netback Ethanol Selling Price. The difference between the Pooled Average Estimated Delivered Ethanol Selling Price, and the Pooled Average Direct Ethanol Distribution Expense shall be the Estimated Pooled Netback Ethanol Selling Price to be paid to LINCOLNWAY ENERGY by RENEWABLE PRODUCTS for the applicable week.
     (b) The Actual Pooled Netback Ethanol Selling Price for Ethanol Sold to RENEWABLE PRODUCTS by LINCOLNWAY ENERGY.
     (i) The Actual Pooled Netback Ethanol Selling Price. The Actual Pooled Netback Ethanol Selling Price cannot be determined before LINCOLNWAY ENERGY sells ethanol to RENEWABLE PRODUCTS under this Agreement, because the Actual Pooled Netback Ethanol Selling Price is based upon the estimated delivery price and estimated distribution expense for the ethanol supplied by each pool participant. Because of that, RENEWABLE PRODUCTS will establish an estimated delivered price and estimated distribution expense for LINCOLNWAY ENERGY’S ethanol for each week during the term of this Agreement, in order to establish an estimated delivered price and estimated distribution expense for LINCOLNWAY ENERGY’S ethanol which will be sold and marketed by RENEWABLE PRODUCTS. RENEWABLE PRODUCTS shall reconcile the estimates with actual selling prices and distribution expenses as provided in subparagraph (iii) below.
     (ii) Invoices and Payments Between LINCOLNWAY ENERGY and RENEWABLE PRODUCTS. LINCOLNWAY ENERGY will invoice RENEWABLE PRODUCTS, upon shipment, at the applicable Estimated Pooled Netback Ethanol Selling Price for all ethanol sold to RENEWABLE PRODUCTS by LINCOLNWAY ENERGY under this Agreement. RENEWABLE PRODUCTS will pay LINCOLNWAY ENERGY for all such ethanol within 7 to 10 business days from the date of delivery, with delivery occurring at the time the common carrier takes possession of the ethanol.
     (iii) Calculation of Actual Selling Prices After Each Month. At the end of each month, promptly after the information necessary to calculate the Actual Pooled Netback Ethanol Selling Price becomes available, RENEWABLE PRODUCTS will calculate the Actual Pooled Netback Ethanol Selling Price for the preceding month. RENEWABLE PRODUCTS will provide that Actual Pooled Netback Ethanol Selling Price to LINCOLNWAY ENERGY, along with a summary of the calculations used by RENEWABLE PRODUCTS to arrive at the Actual Pooled Netback Ethanol Selling Price.
     (iv) Reconciliation of Estimated Selling Prices and Actual Selling Prices After Each Month. Within ten (10) days after RENEWABLE PRODUCTS provides LINCOLNWAY ENERGY with the Actual Pooled Netback Ethanol Selling Price for the preceding month, the parties will reconcile the difference between the Estimated Pooled Netback Ethanol Selling Price and the Actual Pooled Netback Ethanol Selling Price for the preceding month. If the Estimated Pooled Netback Ethanol Selling Price exceeded the Actual Pooled Netback Ethanol Selling Price, then LINCOLNWAY ENERGY will refund to RENEWABLE PRODUCTS the overpayments that it previously received from RENEWABLE PRODUCTS, within ten (10) days after the completion of this actual and estimated selling price reconciliation. In lieu of LINCOLNWAY ENERGY directly refunding any amounts to RENEWABLE PRODUCTS by separate payment, and RENEWABLE PRODUCTS directly refunding any amounts to LINCOLNWAY ENERGY by separate payment, under this Section 8, the parties may offset the required amounts on their next respective monthly payments.
On the other hand, if the Estimated Pooled Netback Ethanol Selling Price was less than the Actual Pooled Netback Ethanol Selling Price, then RENEWABLE PRODUCTS will pay LINCOLNWAY ENERGY the additional amounts owed to LINCOLNWAY ENERGY, within ten (10) days after the completion of this actual and estimated selling price reconciliation.
     (c) Most Favorable Terms. If RENEWABLE PRODUCTS enters into any ethanol marketing agreement with any current or future ethanol pool participant, RENEWABLE PRODUCTS shall provide to LINCOLNWAY ENERGY a copy of such agreement and LINCOLNWAY ENERGY shall have the opportunity to receive the same rights and benefits conferred under such other agreement. In no event shall RENEWABLE PRODUCTS enter into any pooling agreement, without LINCOLNWAY ENERGY’s consent, which shall adversely affect or reduce the rights or increase the obligations of LINCOLNWAY ENERGY with respect to this Agreement.
     10. Non-Pooling Marketing Arrangement. For any and all ethanol produced by LINCOLNWAY ENERGY and marketed by RENEWABLE PRODUCTS using the non-pooling marketing arrangement, RENEWABLE PRODUCTS shall pay to LINCOLNWAY ENERGY the net proceeds of sale based upon the price per gallon of ethanol paid by the customer to RENEWABLE PRODUCTS. Such payment shall be made from RENEWABLE PRODUCTS to LINCOLNWAY ENERGY within ten (10) days of the date on which the ethanol is shipped for delivery to such customer from LINCOLNWAY ENERGY as evidenced by the issuance date on the bill of lading. The net proceeds of sale will be the gross price minus reasonable freight costs and marketing costs. Marketing costs are $.0100 (one cent) per gallon of ethanol sold by RENEWABLE PRODUCTS. Payment shall generally be made by wire transfer or by other electronic transfer, directly to the account of LINCOLNWAY ENERGY, as LINCOLNWAY ENERGY shall direct. Profits realized by RENEWABLE PRODUCTS from exchanges made on behalf of LINCOLNWAY ENERGY will be paid to LINCOLNWAY ENERGY, unless LINCOLNWAY ENERGY has entered the pooling arrangement set forth in paragraph 9 herein.
     11. Ownership in RENEWABLE PRODUCTS. At any time during the term of this Agreement, LINCOLNWAY ENERGY may elect to become a member of RENEWABLE PRODUCTS on the terms and conditions set forth in Exhibit A to this Agreement.
     12. Accounts Receivable/Rail Car Leases/Termination of Contract. It will be the responsibility of RENEWABLE PRODUCTS to do all billing in regard to the sale of ethanol, to collect all receivables and to be responsible for any bad accounts. All risks associated with accounts receivables shall be borne by RENEWABLE PRODUCTS. RENEWABLE PRODUCTS will lease a minimum of seventy-five (75) and a maximum of one hundred (100) railcars to be used by LINCOLNWAY ENERGY and will bill LINCOLNWAY ENERGY for the lease payments, which payments shall be due within five (5) business days of receipt of the bill. RENEWABLE PRODUCTS may at its discretion deduct said amounts from any payments due LINCOLNWAY ENERGY as described in paragraphs 9 and 10. If this contract is terminated, by non-renewal or otherwise, the lease for the rail cars leased by RENEWABLE PRODUCTS for the transport of LINCOLNWAY ENERGY’s ethanol will be assigned to LINCOLNWAY ENERGY, who will be obligated to the terms and conditions of said lease. RENEWABLE PRODUCTS shall provide LINCOLNWAY ENERGY the opportunity to review and approve of the terms and conditions of any such rail car lease as well as the terms and conditions of any amendments or modifications to any such rail car lease before RENEWABLE PRODUCTS first executes the same. The parties understand that the assignment of the lease is subject to the approval of the lessor of the rail cars.
     13. No “Take or Pay.” The parties agree that this is not a “take or pay contract” and that RENEWABLE PRODUCTS’ liability is limited to ethanol passing custody at LINCOLNWAY ENERGY’s facility.

     14. Term. The term of this agreement shall commence on the first day of the month that LINCOLNWAY ENERGY initially ships ethanol (the “Effective Date”) and shall continue for a period of 12 months thereafter (the “Initial Term”). The parties shall be at liberty to negotiate a renewal of this Agreement. Any such renewal shall be referred to hereafter as a “Renewal Term.” If the parties fail to agree to a Renewal Term within 45 days prior to the expiration of the Initial Term or a Renewal Term, LINCOLNWAY ENERGY shall be released from any and all obligations hereunder and shall be free to negotiate and engage any other ethanol marketing firm(s) to market any and all ethanol produced by LINCOLNWAY ENERGY.
     15. Termination. This Agreement may be terminated under the circumstances set out below:
     (a) Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.
     (b) Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to market and distribute the ethanol as required by this Agreement.
          If the breach involves a failure to market and distribute the ethanol or a failure by RENEWABLE PRODUCTS to pay on the due date for ethanol that has been shipped as required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure such breach within the five (5) day cure period, then the non-breaching party will have the right to terminate this Agreement immediately.
     (c) Termination at the End of the Initial Term or Any Renewal Term. LINCOLNWAY ENERGY may terminate this Agreement at the end of the Initial Term, or at the end of any Renewal Term as provided in Section 14 herein. RENEWABLE PRODUCTS may terminate this Agreement at the end of the Initial Term, or at the end of any Renewal Term, by providing the other party with a written notice of intent to terminate. Such a written notice of intent to terminate must specify the proposed termination date, and must be received by the non-terminating party at least three (3) months before the proposed termination date.
     (d) Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions which are mutually agreed upon in writing by the parties.

     16. Licenses and Permits. At all times from the commencement of this contract, LINCOLNWAY ENERGY will have all of the licenses and permits necessary to operate its production facilities and RENEWABLE PRODUCTS has and will have at all times during the term of this Agreement, all of the licenses and permits necessary to perform its obligations under this Agreement.
     17. Expected Volume. During the term of this Agreement, or any renewals thereof, LINCOLNWAY ENERGY agrees to have RENEWABLE PRODUCTS market all of the ethanol produced by LINCOLNWAY ENERGY it at its production facility. The average monthly volume of ethanol produced by LINCOLNWAY ENERGY is estimated to be approximately 4,166,666 gallons.
     18. Estimated 12-Month Volume. As of the Effective Date of this Agreement, LINCOLNWAY ENERGY will provide RENEWABLE PRODUCTS with LINCOLNWAY ENERGY’s best estimate of its anticipated monthly ethanol production for the next twelve (12) months, to assist RENEWABLE PRODUCTS in developing appropriate marketing strategies for the ethanol to be produced by LINCOLNWAY ENERGY.
     19. Updated Monthly Volume Estimates. On or before the first day of each month, LINCOLNWAY ENERGY will provide RENEWABLE PRODUCTS with its updated best estimate of LINCOLNWAY ENERGY’s anticipated monthly ethanol production for the next twelve (12) months, so that RENEWABLE PRODUCTS will have ethanol production estimates from LINCOLNWAY ENERGY twelve (12) months into the future during the entire time that this Agreement is in effect.
     20. Good and Marketable Title. LINCOLNWAY ENERGY represents that it will have good and marketable title to all of the ethanol marketed for it by RENEWABLE PRODUCTS and that said ethanol will be free and clear of all liens and encumbrances.
     21. Establishment of Price and Other Sale Terms. When RENEWABLE PRODUCTS sells the ethanol marketed pursuant to the terms of this agreement to its customers, the parties understand and agree that the ethanol sales prices and all other terms and conditions of ethanol sales to customers under this agreement will be established by RENEWABLE PRODUCTS. RENEWABLE PRODUCTS may make these decisions, without the need of obtaining consent from LINCOLNWAY ENERGY. Notwithstanding the foregoing, RENEWABLE PRODUCTS agrees to use its best efforts to communicate with LINCOLNWAY ENERGY the terms and conditions of ethanol sales and shall implement either the pooling or non-pooling ethanol marketing arrangement at the sole direction of LINCOLNWAY ENERGY as described in Section 8 herein.
     22. Independent Contractor. Nothing contained in this agreement will make RENEWABLE PRODUCTS the agent of LINCOLNWAY ENERGY for any purpose whatsoever. RENEWABLE PRODUCTS and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of LINCOLNWAY ENERGY under this agreement.

     23. Separate Entities. The parties hereto are separate entities and nothing in this agreement or otherwise shall be construed to create any rights or liabilities of either party to this agreement with regard to any rights, privileges, duties or liabilities of any other party to this agreement.
     24. Working Relationship. Because the parties hereto have not done business together in the past in the manner described in this agreement, they have not yet attempted to develop efficient and effective procedures related to ordering, delivering ethanol and shipping ethanol and, therefore, agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters.
     25. Ethanol Shortage/Open Market Purchase. If LINCOLNWAY ENERGY is unable to deliver its estimated monthly ethanol production because actual ethanol production is 20% or more below its estimated monthly ethanol production, and if as a consequence of the non-delivery and in order to meet its sale obligation to third parties, RENEWABLE PRODUCTS is required to purchase ethanol in the market place, RENEWABLE PRODUCTS shall purchase ethanol in the market place at such reasonable price and in such reasonable quantity as is required to meet its delivery obligations; provided, however, that prior to making such purchases, RENEWABLE PRODUCTS shall communicate the terms and conditions of such purchases to LINCOLNWAY ENERGY and shall obtain the consent of LINCOLNWAY ENERGY to such purchases which consent shall not be unreasonable withheld. If it does so, and as a result thereof incurs a financial loss, LINCOLNWAY ENERGY will reimburse RENEWABLE PRODUCTS for any such loss. Under such circumstances, if RENEWABLE PRODUCTS realizes a financial gain, it will pay such gain to LINCOLNWAY ENERGY.
     26. Testing of Samples. At the request of RENEWABLE PRODUCTS, LINCOLNWAY ENERGY agrees to provide RENEWABLE PRODUCTS with samples of its ethanol produced at its production facility so that it may be tested for product quality on a regular basis. Any and all costs of third party testing shall be paid for by RENEWABLE PRODUCTS.
     27. Insurance. During the entire term of this Agreement, LINCOLNWAY ENERGY will maintain insurance coverage:
     (a) At a minimum, LINCOLNWAY ENERGY’s insurance coverage must include:
     (i) Comprehensive general product and public liability insurance, naming RENEWABLE PRODUCTS as an additional named insured, with liability limits of at least $5 million in the aggregate.
     (ii) Property and casualty insurance, naming RENEWABLE PRODUCTS as an additional named insured, adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis.
     (iii) Workers’ compensation insurance to the extent required by law.

          LINCOLNWAY ENERGY will not change its insurance coverage during the term of this Agreement, if such change results in a failure to maintain the minimums set out above.
     28. Audit Right. The parties hereto agree that, upon request in writing, either party may require the other to make available its books and records, at reasonable intervals, in order to audit those books and records and to account for all dealings, transactions and sums relevant to this Agreement. Any such independent public accountants hired by either party will be subject to the same confidentiality obligations that the parties are subject to under Section 29 of this Agreement. Each party agrees to inform its accountants of those confidentiality obligations.
     29. Handling of Confidential Information. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 29.
     (a) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of LINCOLNWAY ENERGY or RENEWABLE PRODUCTS that meets all of the following criteria:
     (i) The information must not be generally known to the public, and must not be a part of the public domain.
     (ii) The information must belong to the party claiming it is confidential, and must be in that party’s possession.
     (iii) The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.
     (iv) The disclosure of the information to third parties must be likely to result in adverse consequences to the party claiming it is confidential.
     (v) Written information must be clearly designated in writing as “CONFIDENTIAL INFORMATION” by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such.
     (vi) Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “CONFIDENTIAL INFORMATION,” and transmitted to the other party within ten (10) days of the verbal disclosure.

     (b) Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.
     (c) The Duty not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization, other than their respective legal counsel and accountants, without first getting written consent to do so from the other party. Notwithstanding the foregoing, if a party or anyone to whom such party transmits Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, SEC filings or administrative proceedings) in connection with any proceeding, to disclose any Confidential Information, such party will give the disclosing party prompt written notice of such request or requirement so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the receiving party will cooperate with the disclosing party to obtain such protective order. The fees and costs of obtaining such protective order, including payment of reasonable attorney’s fees, shall be paid for by the disclosing party. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the relevant provisions of this Agreement, the receiving party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of legal counsel, is legally required to be disclosed, and upon the disclosing party’s request, use commercially reasonable efforts to obtain assurances that the confidential treatment will be accorded to such information. This will be the case both while this Agreement is in effect and for a period of five (5) years after it has been terminated.
     (d) The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.
     (e) Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.
     (f) Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.
     30. Indemnifications and Hold Harmless — LINCOLNWAY ENERGY. If a third party makes a claim against RENEWABLE PRODUCTS or any person or organization related to it as the result of the actions or omissions of LINCOLNWAY ENERGY or any person or organization related to LINCOLNWAY ENERGY including, but not limited to, claims relating to the quality of ethanol produced by LINCOLNWAY ENERGY, then LINCOLNWAY

ENERGY agrees to indemnify RENEWABLE PRODUCTS and its related persons and organizations and to hold them harmless from any liabilities, damages, costs and/or expenses, including costs of litigation and reasonable attorneys fees which they incur as a result of any claims, arising solely from the marketing of LINCOLNWAY ENERGY’s ethanol under this Agreement, made against them by third parties.
     31. Indemnifications and Hold Harmless—RENEWABLE PRODUCTS. The indemnification obligations of the parties under this agreement will be mutual and RENEWABLE PRODUCTS, therefore, makes the same commitment to indemnify LINCOLNWAY ENERGY and its related persons or organizations that LINCOLNWAY ENERGY has made to RENEWABLE PRODUCTS in the preceding paragraph.
     32. Survival of Terms/Dispute Resolution. All representations, warranties and agreements made in connection with this agreement will survive the termination of this agreement. The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this agreement, unless those claims are barred by the applicable statute of limitations. Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this agreement is in effect will survive the termination of this agreement. This means that the parties may pursue those claims even after the termination of this agreement, unless applicable statutes of limitation bar those claims. The parties agree that, should a dispute between them arise in connection with this agreement, the parties will complete, in good faith, a mediation session prior to the filing of any action in any court. Such mediation session shall occur at a place that is mutually agreeable, and shall be conducted by a mediator to be selected by mutual agreement of the parties.
     33. Choice of Law. The parties agree that this agreement will be governed by, interpreted under and enforced in accordance with Minnesota law.
     34. Assignment. Neither party may assign its rights or obligations under this agreement without the written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, RENEWABLE PRODUCTS consents to any collateral assignment of this Agreement by LINCOLNWAY ENERGY to a lender in connection with LINCOLNWAY ENERGY securing the debt financing necessary to fund construction and start-up operations of the plant.
     35. Entire Agreement. This Agreement constitutes the entire agreement between the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties, except as expressed in this Agreement. No change or addition shall be made to this Agreement except by a written document signed by all parties hereto.
     36. Execution of Counterparts. This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts, each of such counterparts being deemed by the parties to be an original instrument; and all of such counterparts, taken together, shall be deemed to constitute one and the same instrument.

     37. Duplicate Counterpart Includes Facsimile. The parties specifically agree and acknowledge that a duplicate hereof shall include, but not be limited to, a counterpart produced by virtue of a facsimile (“fax”) machine.
     38. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and there respective heirs, personal representatives, successors and assigns.
     39. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or mailed by first class mail postage prepaid, addressed as follows:

TO:	RENEWABLE PRODUCTS MARKETING GROUP, L.L.C.
809 East Main Street
Belle Plaine, MN 56011

TO:	LINCOLNWAY ENERGY, LLC
975 West Lincoln Highway
Suite B
Nevada, IA 50201

Physical address:
TO:	Lincolnway Energy, LLC
4231 West Lincoln Highway
Nevada, IA 50201

With a copy to:

William E. Hanigan, Esq.
Brown, Winick, Graves et al.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first written above.

RENEWAL PRODUCTS MARKETING GROUP, L.L.C.

By	/s/ C. Stephen Bleyl

Its	CEO

LINCOLNWAY ENERGY, LLC

By	/s/ R. Brehm

Its	PRES

EXHIBIT A
TERMS AND CONDITIONS OF OWNERSHIP IN RPMG
     While LINCOLNWAY ENERGY may request to become an owner in RENEWABLE PRODUCTS at any time during the term of the Agreement, LINCOLNWAY ENERGY shall be eligible for ownership in RENEWABLE PRODUCTS no earlier than the last day of the ninth (9th) month of plant operations as measured from the Effective Date on which LINCOLNWAY ENERGY delivers ethanol to RENEWABLE PRODUCTS for distribution. The ownership of LINCOLNWAY ENERGY in RENEWABLE PRODUCTS shall be subject to the approval of each then-current owner in RENEWABLE PRODUCTS.
     If LINCOLNWAY ENERGY is accepted as an owner, LINCOLNWAY ENERGY shall be bound by all of the terms and conditions of the operating agreement of RENEWABLE PRODUCTS to the extent such terms and conditions do not contradict the following terms and conditions of ownership as have been specifically negotiated between LINCOLNWAY ENERGY and RENEWABLE PRODUCTS as of the date of this Agreement:
(1)	Upon acceptance of LINCOLNWAY ENERGY as an owner in of RENEWABLE PRODUCTS, LINCOLNWAY ENERGY shall make a capital contribution to RENEWABLE PRODUCTS consisting of the following three payments:
(a) a lump sum payment of $105,000 shall be contributed to RENEWABLE PRODUCTS by LINCOLNWAY ENERGY immediately upon LINCOLNWAY ENERGY’s becoming an owner in RENEWABLE PRODUCTS;
(b) a lump sum payment equal to the amount of any additional capital contributions made by the owners of RENEWABLE PRODUCTS subsequent to the date of this Agreement shall be contributed to RENEWABLE PRODUCTS by LINCOLNWAY ENERGY immediately upon LINCOLNWAY ENERGY’s becoming an owner in RENEWABLE PRODUCTS; and
(c) a payment of $500,000 shall be contributed to RENEWABLE PRODUCTS by LINCOLNWAY ENERGY, which shall be contributed by one of the following three (3) methods:
(i)	as a lump sum payment;

(ii)	as a monthly offset against the aggregate pooling fee payable by LINCOLNWAY ENERGY to RENEWABLE PRODUCTS under this Agreement; or

(iii)	as any combination of both (i) and (ii) subject to the approval of RENEWABLE PRODUCTS.

(2)	If LINCOLNWAY ENERGY elects to contribute the $500,000 as a monthly offset pursuant to subparagraph 1(b)(ii) above, the monthly offset shall be calculated as follows:
(a)	The parties shall determine the total gallons of ethanol produced by LINCOLNWAY ENERGY for the current month within 10 business days of the close of such month;
(b)	The parties shall then determine the difference between:
          (i) the per gallon pooling fee payable under Section 9 of this Agreement $0.0100 (one cent); and
          (ii) the per gallon operating expenses of RENEWABLE PRODUCTS’ measured by the expenses incurred for the month in which production is being measured, which shall be determined within 10 business days of the close of such month;
(c)	The parties shall multiply the total monthly production of LINCOLNWAY ENERGY times the amount determined in subparagraph 2(b) above.

(d)	The calculation set forth in this subparagraph (2) can be illustrated by the following example:

Total Monthly Ethanol Production	4,000,000 gallons

Pooling Fee	$0.0100 per gallon

Operating Expenses	$0.0025 per gallon

Difference to be multiplied times Monthly Production Amount	$0.0075 per gallon

Offset Amount (4,000,000 x $0.0075)	$30,000
(3)	The monthly offset shall be applied toward the $500,000 capital contribution amount and shall reduce the outstanding balance of same.

(4)	LINCOLNWAY ENERGY shall be eligible, at any time, to make lump sum payments of any amount to reduce the outstanding balance of its capital contribution.
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